EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

OAK BROOK, Ill., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended September 30, 2016.

For the three months ended September 30, 2016, Great Lakes reported revenue of $198.9 million, net income of $4.6 million and Adjusted EBITDA of $29.1 million.  The Company recorded the following one-time items during the quarter, positively impacting EBITDA: an $8.6 million reversal of an earn-out and restricted stock units associated with the GLEI acquisition due to failing to meet performance expectations and a $2.0 million reversal of variable employee compensation.

Chief Executive Officer Jonathan Berger stated, “During the third quarter, the Dredging segment executed well on several domestic capital, coastal protection and maintenance projects.  The domestic performance was offset by weak international project performance as a project in Saudi Arabia went into a loss position, and the segment did not benefit from having a large, profitable project such as the Suez Canal deepening in this year.

“Within the E&I segment, we continued to make progress, with the GLEI reporting unit executing well.  In our second quarter of 2016 earnings release dated August 4, 2016, we announced the sale of assets associated with the service lines of the Terra Contracting Services, LLC business to be completed during the third quarter.  The transaction did not occur.  As a result, the segment was negatively impacted by underutilized equipment and additional fixed costs that did not generate revenue. The terms of the transaction have been modified to exclude certain assets and extend the closing date.  The Company completed the sale of the portion of the excluded assets to a separate party subsequent to the end of the third quarter of 2016.  The segment’s results were also negatively impacted by a $1.1 million project loss at Terra.”

Mark Marinko, Chief Financial Officer, added, “Through the first nine months of the year, we invested $38.7 million to finance the construction cost of our ATB.  As stated previously, we expect to continue to be deploying our free cash flow until construction of this vessel is complete.”

Third Quarter 2016 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	September 30,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$154,448	$44,565	$198,869	$162,526	$60,451	$220,802	$(21,933)

Gross Profit	16,522	3,522	20,045	29,447	(5,362)	24,085	(4,040)
Gross Profit Margin	10.7%	7.9%	10.1%	18.1%	-8.9%	10.9%

Operating Income (Loss)	5,553	7,307	12,860	19,598	(9,906)	9,692	3,168
Operating Margin	3.6%	16.4%	6.5%	12.1%	-16.4%	4.4%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the third quarter of 2016 decreased over the prior year period primarily due to lower foreign capital and domestic maintenance revenue, partially offset by higher domestic capital and somewhat higher coastal protection and rivers & lakes revenues.
  Gross profit margin decreased in the third quarter of 2016 compared to the third quarter of 2015, driven by lower foreign margin, partially offset by strong performance on several domestic projects.
  Operating income decreased in the third quarter of 2016 compared to the prior year quarter primarily due to lower gross profit on lower revenue and higher legal and benefit costs.  The reversal of variable employee compensation is included in the quarter.
  Dredging backlog was $570.2 million at the end of the third quarter, a decrease of $107.5 million compared to backlog at December 31, 2015.

Environmental & Infrastructure

  Revenue decreased in the third quarter of 2016 compared to the third quarter of 2015 primarily as a result of lower revenue generated in the Terra reporting unit.  The prior year quarter also included a large levee repair project that was not replaced in the third quarter of 2016.
  Gross profit margin improved in the third quarter of 2016 primarily as a result of significantly improved margin at the GLEI reporting unit (formerly Magnus), driven by strong project execution.  GLEI had negative gross profit in the prior year quarter versus positive gross profit margin in the third quarter of 2016.  The improvement was partially offset by a project at Terra with a loss of $1.1 million, as well as underutilized equipment and overhead expense given the level of revenue generated.
  Operating income increased in the third quarter of 2016 from an operating loss in the prior year quarter due to improved gross profit margin and lower G&A expense as a result of an $8.6 million benefit related to a reversal of the potential earn-out and restricted stock units. The prior year period included $2.1 million in amortization of intangibles versus $0.2 million in the current year period.
  Backlog was $32.5 million at the end of the third quarter, which is a decrease of $40.8 million compared to backlog at December 31, 2015.

Total Company

  Net income was $4.6 million compared to net income of $0.3 million in the third quarter of 2015.  Net income in the current period includes income tax expense of $2.9 million and interest expense of $4.8 million.  Net income in the third quarter of 2015 included income tax expense of $0.7 million, interest expense of $7.3 million and $2.1 million of equity in loss of joint ventures related to two joint ventures that are being dissolved.
  Adjusted EBITDA was $29.1 million, a $6.0 million increase from $23.1 million in the third quarter of 2015.  Included within EBITDA are the one-time add-backs previously mentioned.
  Cash at September 30, 2016 was $13.6 million, with total debt of $389.5 million ($71.7 million short-term debt and $317.8 million long-term debt).
  Total Company backlog at September 30, 2016 was $602.8 million.

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Nine Months Ended
	September 30,
	2016			2015
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$453,122	$103,437	$554,180	$506,700	$131,929	$634,236	$(80,056)

Gross Profit	63,943	348	64,291	78,094	(11,040)	67,054	(2,763)
Gross Profit Margin	14.1%	0.3%	11.6%	15.4%	-8.4%	10.6%

Operating Income (Loss)	26,762	(10,173)	16,589	45,587	(29,164)	16,423	166
Operating Margin	5.9%	-9.8%	3.0%	9.0%	-22.1%	2.6%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue decreased in the nine months ended September 30, 2016 compared to the same period in the prior year, primarily driven by lower foreign capital and domestic maintenance, partially offset by higher coastal protection, rivers & lakes and capital dredging revenue.
  Gross profit margin decreased slightly during the first nine months of 2016 compared to the first nine months in 2015, primarily due to lower foreign margin, partially offset by higher domestic margin.
  Operating income decreased in the first nine months of 2016 compared to the prior year period, driven by lower gross profit on lower revenues and higher G&A due to legal expense.  The previously mentioned one-time benefit is included.

Environmental & Infrastructure

  Revenue decreased in the nine months ended September 30, 2016 over the same period of the prior year, primarily as a result of lower remediation and Terra services revenue in the Midwest.  The first nine months of 2015 included revenue from several large jobs that were completed and not replaced in 2016.
  Gross profit improved by $11.4 million for the first nine months of 2016 over the same period of the prior year primarily as a result of improved project execution.
  Operating loss improved in the first nine months of 2016 compared to the prior year period due to the improvement in gross profit margin and a reduction of $4.9 million in amortization of intangibles.  Further, 2015 included a $2.8 million impairment of goodwill.

Total Company

  Net loss was $1.2 million for the first nine months of 2016 compared to net loss of $5.4 million in the same period 2015.  The loss in the prior year period included $5.8 million of equity in the loss of joint ventures related to the two joint ventures currently being dissolved versus $0.02 million in the current year period.
  Adjusted EBITDA for the first nine months of 2016 was $60.4 million, flat compared to the first nine months of 2015.  Included in the current year period are the $10.6 million in one-time items benefiting EBITDA.
  Total capital expenditures for the first nine months 2016 were $66.0 million, of which $38.7 million was spent for the new ATB vessel.  In the first nine months of the prior year, total capital expenditures were $65.8 million, including $24.3 million for the ATB, $15.6 million to purchase a vessel that was formerly leased and the remainder for improvements to the fleet and the addition of land equipment.

Outlook

Mr. Berger concluded, “The domestic dredging bid market through the first nine months of the year totaled $668 million, compared to $1 billion through the first nine months of 2015.  Our dredging segment won 34% of our addressable bid market, which is below the average combined dredging bid market share over the prior three years.  Our awards consisted of several coastal protection and maintenance projects, with the $30 million Fire Island coastal protection project being one of the larger awards.  For the remainder of the year, we expect several large jobs to be tendered, particularly opportunities in the coastal protection and Gulf Coast restoration markets.

“Despite the softness of the international market, we have secured work for our entire international fleet through the rest of the year.  While this work is not at the margin of recent international projects, we are pleased to have our internationally-based vessels utilized.  Additionally, we are pursuing several opportunities, primarily in the Middle East, and also assessing sales or retirements of several older vessels in our fleet based outside of the United States.

“Within our E&I segment, we expect the divestiture of the non-core services businesses to be completed by the end of the year.  In addition, the Terra job in a material loss position is expected to be completed by the end of the year.  Going forward, as we continue to execute well and our reputation improves, we believe that we have the team in place to capture projects with attractive margins that fit within our core competencies and are within our risk appetite.”

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, November 2, 2016 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 99354678. The conference call will be available by replay until Thursday, November 3, 2016, by calling 855-859-2056 and providing Conference ID 99354678. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 126-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2015, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Contract revenues	$198,869	$220,802	$554,180	$634,236
Gross profit	20,045	24,085	64,291	67,054
General and administrative expenses	7,187	15,277	47,027	48,768
Impairment of goodwill	—	—	—	2,750
(Gain) loss on sale of assets—net	(2)	(884)	675	(887)
Operating income	12,860	9,692	16,589	16,423
Interest expense—net	(4,819)	(7,293)	(16,443)	(18,490)
Equity in earnings (loss) of joint ventures	6	(2,051)	19	(5,765)
Other income (expense)	(637)	706	(1,918)	(353)
Income (loss) before income taxes	7,410	1,054	(1,753)	(8,185)
Income tax (provision) benefit	(2,850)	(742)	559	2,831
Net income (loss)	$4,560	$312	$(1,194)	$(5,354)

Basic earnings (loss) per share	$0.08	$—	$(0.02)	$(0.09)
Basic weighted average shares	60,811	60,496	60,676	60,411

Diluted earnings (loss) per share	$0.08	$—	$(0.02)	$(0.09)
Diluted weighted average shares	61,526	60,841	60,676	60,411

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$4,560	$312	$(1,194)	$(5,354)
Adjusted for:
Interest expense—net	4,819	7,293	16,443	18,490
Income tax provision (benefit)	2,850	742	(559)	(2,831)
Depreciation and amortization	16,872	14,722	45,692	47,747
Impairment of goodwill	—	-	—	2,750
Adjusted EBITDA	$29,101	$23,069	$60,382	$60,802

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2016	2015

Cash and cash equivalents	$13,595	$14,184
Total current assets	319,266	329,733
Total assets	904,134	898,124
Total current liabilities	248,042	205,690
Long-term debt	317,760	345,790
Total equity	254,577	252,173

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2016	2015	2016	2015
Dredging:
Capital - U.S.	$59,811	$43,963	$152,083	$149,062
Capital - foreign	21,139	38,042	34,331	127,280
Coastal protection	47,983	46,441	152,622	118,089
Maintenance	11,320	21,453	77,544	89,729
Rivers & lakes	14,195	12,627	36,542	22,540
Total dredging revenues	154,448	162,526	453,122	506,700
Environmental & infrastructure	44,565	60,451	103,437	131,929
Intersegment revenue	(144)	(2,175)	(2,379)	(4,393)
Total revenues	$198,869	$220,802	$554,180	$634,236

	As of
	September 30,	December 31,	September 30,
Backlog	2016	2015	2015
Dredging:
Capital - U.S.	$285,907	$411,506	$363,633
Capital - foreign	33,834	1,750	14,260
Coastal protection	152,167	118,858	137,677
Maintenance	44,181	77,995	55,950
Rivers & lakes	54,131	67,589	73,314
Total dredging backlog	570,220	677,698	644,834
Environmental & infrastructure	32,530	73,349	111,886
Total backlog	$602,750	$751,047	$756,720

GLDD FIN

For further information contact:
Mary Morrissey
Investor Relations
630-574-3467